EXHIBIT 24
POWER OF ATTORNEY
DIRECTORS OF UNITED BANCORP, INC.
          Know all men by these presents that each person whose name is signed below has made, constituted and appointed, and by this instrument does make, constitute and appoint James W. Everson his true and lawful attorney with full power of substitution and resubstitution to affix for him and in his name, place and stead, as attorney-in-fact, his signature as director of United Bancorp, Inc., an Ohio corporation (the “Company”), to a Registration Statement on Form S-3 registering under the Securities Act of 1933, common shares to be offered and sold under the Company’s Dividend Reinvestment and Optional Cash Purchase Plan, and to any and all amendments, post-effective amendments and exhibits to that Registration Statement, and to any and all applications and other documents pertaining thereto, giving and granting to such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he might or could do if personally present, and hereby ratifying and confirming all that said attorney-in-fact or any such substitute shall lawfully do or cause to be done by virtue hereof.
          IN WITNESS WHEREOF, this Power of Attorney has been signed at Martins Ferry, Ohio, this 15th day of August, 2006.

/s/ Michael J. Arciello Michael J. Arciello	Director

/s/ Terry A. McGhee Terry A. McGhee	Director

/s/ John M. Hoopingarner John M. Hoopingarner	Director

/s/ L. E. Richardson L. E. Richardson	Director

/s/ Richard L. Riesbeck Richard L. Riesbeck	Director

/s/ Matthew C. Thomas Matthew C. Thomas	Director